Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Bristow Group Reports Fiscal Fourth Quarter and Full Fiscal Year 2018 Results

HOUSTON, May 23, 2018 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the fourth quarter and full fiscal year ended March 31, 2018. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change
Operating revenue	$341,175	$323,651	5.4%	$1,384,424	$1,347,850	2.7%
Net loss attributable to Bristow Group	(100,901)	(78,040)	(29.3)%	(195,658)	(170,536)	(14.7)%
Diluted loss per share	(2.84)	(2.22)	(27.9)%	(5.54)	(4.87)	(13.8)%
Adjusted EBITDA (1)	22,882	3,687	*	105,427	71,084	48.3%
Adjusted net loss (1)	(17,038)	(40,302)	57.7%	(75,007)	(74,525)	(0.6)%
Adjusted diluted loss per share (1)	(0.48)	(1.15)	58.3%	(2.13)	(2.13)	—%
Operating cash flow	(10,237)	25,635	*	(19,544)	11,537	*
Capital expenditures	9,846	15,384	(36.0)%	46,287	135,110	(65.7)%
Rent expense	50,172	55,718	(10.0)%	208,691	212,608	(1.8)%

	March 31,	December 31,	March 31,	% Change	% Change
	2018	2017	2017	Quarter over quarter	Year over year
Cash	$380,223	$117,848	$96,656
Undrawn borrowing capacity on Revolving Credit Facility (2)	—	387,584	260,320
Total liquidity	$380,223	$505,432	$356,976	(24.8)%	6.5%
______________

*	percentage change too large to be meaningful or not applicable

(1)	A full reconciliation of non-GAAP financial measures is included at the end of this news release.

(2)
The Revolving Credit Facility was terminated on March 6, 2018. Our new $75 million Asset-Backed Revolving Credit Facility closed on April 17, 2018 and, therefore, availability under such facility is not included in liquidity as of March 31, 2018.

“The New Bristow was successful in executing our fiscal 2018 STRIVE priorities, including agreements to recover $136 million in OEM costs, reducing rent expense by returning aircraft to lessors, deferring approximately $190 million of capital expenditures, and increasing financial flexibility by completing over $700 million in new low cost financings,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Our fourth quarter results reflect our global team’s delivery of world-class safety performance during very challenging times and the benefit of increased short-cycle offshore activity which continued to drive higher than expected adjusted EBITDA across all regions for fiscal 2018.”
BUSINESS AND FINANCIAL HIGHLIGHTS

•	Net loss was $100.9 million ($2.84 per diluted share) for the March 2018 quarter compared to a net loss of $78.0 million ($2.22 per diluted share) for the March 2017 quarter.

•
Adjusted net loss was $17.0 million ($0.48 per diluted share) for the March 2018 quarter compared to an adjusted net loss of $40.3 million ($1.15 per diluted share) for the March 2017 quarter; the March 2018 quarter is adjusted for $83.9 million in net unfavorable special items, including impairment of our investment in Líder in Brazil, and the March 2017 quarter is adjusted for $37.7 million in net unfavorable special items.

•	Fiscal year 2018 adjusted EBITDA of $105.4 million was up 48% over fiscal year 2017 adjusted EBITDA and in-line with increased adjusted EBITDA guidance provided in February 2018.

•
Cash increase of $262 million in the March 2018 quarter to $380 million reflects the net benefit of the funding of our $350 million 8.75% five-year Senior Secured Notes, the termination of our Revolving Credit Facility and term loan repayments of $52.6 million.

•	We expect fiscal year 2019 adjusted EBITDA to be in the range of $90 million to $140 million.
“I am honored to work with a team that delivered notable successes for our clients and investors in fiscal 2018, especially in the areas of safety on the field and liquidity on the balance sheet,” said Jonathan Baliff. “Looking ahead, our fiscal 2019 priorities will focus on continued safety improvement, delivering world-class performance to our clients and proactively managing our cost structure across a more responsive, regionally-focused New Bristow, while we win more business in this short-cycle challenging market.”
Operating revenue from external clients by line of service was as follows:

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Oil and gas services	$232,278	$233,753	(0.6)%	$947,462	$956,649	(1.0)%
U.K. SAR services	58,659	43,963	33.4%	222,965	189,555	17.6%
Fixed wing services	49,845	43,498	14.6%	209,719	191,609	9.5%
Corporate and other	393	2,437	(83.9)%	4,278	10,037	(57.4)%
Total operating revenue	$341,175	$323,651	5.4%	$1,384,424	$1,347,850	2.7%
FOURTH QUARTER FY2018 RESULTS
The year-over-year increase in revenue was primarily driven by the increase in U.K. SAR services due to additional bases coming online and an increase from our fixed wing services in our Europe Caspian, Asia Pacific and Africa regions. These revenue increases were partially offset by a decrease in our oil and gas services driven by declines in our Asia Pacific and Africa regions, while revenue from oil and gas services in our Americas and Europe Caspian regions improved.
We reported a net loss of $100.9 million and diluted loss per share of $2.84 for the March 2018 quarter compared to a net loss of $78.0 million and diluted loss per share of $2.22 for the March 2017 quarter. The year-over-year change in net loss and diluted loss per share was primarily due to a loss on impairment in the March 2018 quarter and higher interest expense resulting from additional borrowings, partially offset by the increase in revenue discussed above and an income tax benefit.
The net loss for the March 2018 quarter was significantly impacted by the following special items:

•
Loss on impairment totaling $90.2 million ($62.4 million net of tax including an additional $31.2 million in tax resulting from the repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions), or $1.76 per share, including:

◦	Impairment of investment in unconsolidated affiliates of $85.7 million related to impairment of our investment in Líder in Brazil, and

◦	Impairment on inventories of $4.5 million;

•
Organizational restructuring costs of $8.5 million ($6.0 million net of tax), or $0.17 per share, all of which is severance expense; $6.4 million of the restructuring costs are included in direct costs and $2.1 million are included in general and administrative expense;

•
Early extinguishment of debt of $1.9 million ($1.3 million net of tax), or $0.04 per share, included in interest expense, which includes $1.8 million related to write-off of deferred financing fees and $0.1 million related to write-off of discount on debt; and

•	Loss on disposal of assets of $5.2 million ($40.1 million net of tax), or $1.13 per share; partially offset by

•
A non-cash benefit from tax items of $25.8 million, or $0.73 per share, that includes a one-time non-cash tax effect from the true-up of the one-time transition tax on the repatriation of foreign earnings under the Tax Cuts and Jobs Act (the “Act”) of $31.2 million and net reversal of valuation allowances on deferred tax assets of $17.3 million, partially offset by a $22.7 million expense related to the true-up of the revaluation of net deferred tax liabilities to a lower tax rate resulting from the Act.

Excluding these items, adjusted net loss and adjusted diluted loss per share improved to $17.0 million and $0.48, respectively, for the March 2018 quarter compared to $40.3 million and $1.15, respectively, for the March 2017 quarter. Adjusted EBITDA also improved year-over-year to $22.9 million in the March 2018 quarter from $3.7 million in the March 2017 quarter primarily due an increase in operating revenue in our Europe Caspian region, primarily due to additional bases coming online for U.K. SAR, and increased activity and in our Americas region, primarily due to increased activity in the U.S. Gulf of Mexico.
LIQUIDITY AND FINANCIAL FLEXIBILITY
Our cash balance of $380 million as of March 31, 2018 reflects the net benefit from closing and funding the $350 million 8.75% five-year Senior Secured Notes and the repayment of our April 2019 bank maturities.

Don Miller, Senior Vice President and Chief Financial Officer, commented, “Fiscal year 2018 was a very successful year for Bristow as we materially improved our liquidity runway by repaying our 2019 bank maturities with the closing and funding of over $700 million in new low cost capital eliminating near term refinancing risk. The success of these financings will allow us to continue to focus on increasing revenue, reducing costs, and improving returns on our assets.”
REGIONAL PERFORMANCE
Europe Caspian

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Operating revenue	$194,429	$162,511	19.6%	$765,412	$710,581	7.7%
Operating income (loss)	$3,164	(4,628)	*	$22,774	13,840	64.6%
Operating margin	1.6%	(2.8)%	*	3.0%	1.9%	57.9%
Adjusted EBITDA	$22,787	$1,890	*	$81,503	$45,163	80.5%
Adjusted EBITDA margin	11.7%	1.2%	*	10.6%	6.4%	65.6%
Rent expense	$31,355	$34,065	(8.0)%	$134,158	$134,072	0.1%
Loss on impairment	$4,525	$—	*	$4,525	$8,706	(48.0)%
_______________

*	percentage change too large to be meaningful or not applicable
The increase in operating revenue for the March 2018 quarter and fiscal year 2018 primarily resulted from an increase in activity and short-term contracts in Norway, the start-up of U.K. SAR bases and an increase in fixed wing revenue. Partially offsetting these increases was a decrease in U.K. oil and gas revenue resulting from the continued impact of the industry downturn on exploration activity. Eastern Airways contributed $30.7 million and $24.5 million in operating revenue for the March 2018 and 2017 quarters, respectively, and $118.5 million and $110.4 million in operating revenue for fiscal years 2018 and 2017, respectively.
During the March 2018 quarter and fiscal year 2018, our results for the Europe Caspian region were impacted by a reduction in rent expense of $2.8 million and $9.9 million, respectively, related to OEM cost recoveries that increased operating income and adjusted EBITDA.

During the March 2018 quarter and fiscal year 2018, we recorded an inventory impairment charge of $4.5 million for our fixed wing operations at Eastern Airways as a result of changes in expected future utilization of aircraft within those operations. During fiscal year 2017, we recorded an impairment charge of $8.7 million of goodwill related to Eastern Airways. Both the inventory and goodwill impairment charges were included in operating income, but were adjusted for in our calculation of adjusted EBITDA.
A substantial portion of our revenue in the Europe Caspian region is contracted in British pound sterling, which depreciated significantly against the U.S. dollar in fiscal year 2017 due to Brexit with a modest recovery in fiscal year 2018. As a result of the changes in the British pound sterling, adjusted EBITDA was favorably impacted by foreign currency exchange rate changes of $4.3 million and $9.2 million, respectively, during the March 2018 quarter and fiscal year 2018 compared to an unfavorable impact of $6.3 million and $35.6 million, respectively, during the March 2017 quarter and fiscal year 2017.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased in the March 2018 quarter and fiscal year 2018 primarily due to the increase in operating revenue, the reduction in rent expense related to the OEM cost recoveries and favorable impacts from changes in foreign currency exchange rates. These benefits were partially offset by increased salaries and benefits and maintenance expense year-over-year due to the increase in activity. Eastern Airways generated a negative $3.3 million and negative $4.3 million in adjusted EBITDA for the March 2018 and 2017 quarters, respectively, and a negative $6.9 million and negative $4.5 million in adjusted EBITDA for fiscal years 2018 and 2017, respectively.
Africa

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Operating revenue	$45,307	$47,049	(3.7)%	$191,830	$200,104	(4.1)%
Earnings from unconsolidated affiliates	$2,518	$2,025	24.3%	$2,518	$2,068	21.8%
Operating income	$3,973	$10,225	(61.1)%	$32,326	$30,179	7.1%
Operating margin	8.8%	21.7%	(59.4)%	16.9%	15.1%	11.9%
Adjusted EBITDA	$12,213	$12,203	0.1%	$52,419	$51,553	1.7%
Adjusted EBITDA margin	27.0%	25.9%	4.2%	27.3%	25.8%	5.8%
Rent expense	$2,133	$2,000	6.7%	$8,557	$8,101	5.6%
The decrease in operating revenue for the March 2018 quarter and fiscal year 2018 primarily resulted from an overall decrease in activity compared to the prior year periods. Activity declined with certain clients and certain contracts ended, partially offset by an increase in activity from other clients. Additionally, fixed wing services in Africa generated operating revenue of $1.9 million and $1.8 million, respectively, for the March 2018 and 2017 quarters and $7.4 million and $4.2 million, respectively, for fiscal years 2018 and 2017.
Operating income and operating margin decreased in the March 2018 quarter primarily due to employee severance costs resulting from the expiration of a significant contract in this region which was not renewed. Operating income and operating margin increased in fiscal year 2018 primarily due to a decrease in depreciation and amortization expense and lower operating expenses. Adjusted EBITDA increased in the March 2018 quarter and fiscal year 2018 compared to prior comparative periods primarily due to a favorable exchange rate impact compared to fiscal year 2017.
On March 31, 2018, a significant contract in this region expired and was not renewed. Additionally, changing regulations and political environment have made, and are expected to continue to make, our operating results for Nigeria unpredictable. Market uncertainty related to the oil and gas downturn has continued in this region, putting smaller clients under increasing pressure as their activity declined, which has reduced our activity levels and overall pricing.

Americas

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Operating revenue	$57,480	$51,966	10.6%	$236,364	$220,544	7.2%
Earnings from unconsolidated affiliates	$590	$253	133.2%	$4,302	$5,207	(17.4)%
Operating income (loss)	$(84,592)	$(1,566)	*	$(73,057)	$4,224	*
Operating margin	(147.2)%	(3.0)%	*	(30.9)%	1.9%	*
Adjusted EBITDA	$7,580	$5,635	34.5%	$41,010	$39,952	2.6%
Adjusted EBITDA margin	13.2%	10.8%	22.2%	17.4%	18.1%	(3.9)%
Rent expense	$6,440	$6,757	(4.7)%	$24,920	$23,015	8.3%
Loss on impairment	$85,683	$—	*	$85,683	$—	*
_______________

*	percentage change too large to be meaningful or not applicable
Operating revenue increased for the March 2018 quarter and fiscal year 2018 compared to the prior year periods primarily due an increase in activity from our U.S. Gulf of Mexico operations and additional revenue from the search and rescue consortium in the U.S. Gulf of Mexico.
Earnings from unconsolidated affiliates, net of losses, decreased for fiscal year 2018 compared to fiscal year 2017 primarily due to a decrease in earnings from our investment in Líder in Brazil due to reduction in activity, partially offset by less of an unfavorable change in exchange rates. Changes in foreign currency exchange rates decreased our earnings from our investment in Líder by $0.3 million, $0.6 million, $2.0 million and $3.2 million in the March 2018 quarter, March 2017 quarter, fiscal year 2018 and fiscal year 2017, respectively.
Líder’s management has significantly decreased their future financial projections as a result of recent tender awards announced by Petrobras. Petrobras represented 64% and 66% of Líder’s operating revenue in calendar years 2017 and 2016, respectively. This significant decline in future forecasted results, coupled with previous declining financial results, triggered our review of the investment for potential impairment as of March 31, 2018. Based on the estimated fair value, we recorded an $85.7 million impairment in the March 2018 quarter. Our remaining investment in Líder as of March 31, 2018 is $62.3 million.
The decreases in operating income (loss) and operating margin for the March 2018 quarter and fiscal year 2018 is primarily due to the impairment of our investment in Líder discussed above. The increases in adjusted EBITDA and adjusted EBITDA margin for the March 2018 quarter and fiscal year 2018 were primarily driven by the increase in revenue discussed above.
Asia Pacific

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Operating revenue	$47,825	$62,628	(23.6)%	$201,190	$217,772	(7.6)%
Operating income (loss)	$(4,916)	$3,610	*	$(24,290)	$(20,870)	(16.4)%
Operating margin	(10.3)%	5.8%	*	(12.1)%	(9.6)%	(26.0)%
Adjusted EBITDA	$(1,926)	$5,487	*	$(1,424)	$(5,026)	71.7%
Adjusted EBITDA margin	(4.0)%	8.8%	*	(0.7)%	(2.3)%	69.6%
Rent expense	$8,552	$10,956	(21.9)%	$32,908	$39,759	(17.2)%
Operating revenue decreased in the March 2018 quarter and fiscal year 2018 compared to the prior year periods primarily due to the early cancellation of a contract that generated an additional $17.2 million of operating revenue in the March 2017 quarter.

Airnorth contributed $17.2 million in operating revenue for both the March 2018 and 2017 quarters, and a negative $1.4 million and a negative $0.7 million in adjusted EBITDA for the March 2018 and 2017 quarters, respectively, and $83.8 million and $77.1 million in operating revenue and $7.2 million and $7.1 million in adjusted EBITDA for fiscal years 2018 and 2017, respectively.
Operating income (loss), operating margin, adjusted EBITDA and adjusted EBITDA margin declined for the March 2018 quarter and fiscal year 2018 compared to the prior year periods primarily due to the contract cancellation discussed above, which contributed $11.1 million of operating income and adjusted EBITDA in the March 2017 quarter, and a decline in oil and gas revenue, which was only partially offset by cost reduction efforts.
Corporate and other

	Fourth Quarter			Full Year
	FY2018	FY2017	% Change	FY2018	FY2017	% Change

	(in thousands, except percentages)
Operating revenue	$393	$2,452	(84.0)%	$4,305	$10,369	(58.5)%
Operating loss	$(20,287)	$(25,747)	21.2%	$(88,996)	$(104,616)	14.9%
Adjusted EBITDA	$(17,772)	$(21,528)	17.4%	$(68,081)	$(60,558)	(12.4)%
Rent expense	$1,692	$1,940	(12.8)%	$8,148	$7,661	6.4%
Loss on impairment	$—	$—	*	$1,192	$7,572	(84.3)%
_______________

*	percentage change too large to be meaningful or not applicable
Operating revenue decreased in the March 2018 quarter and fiscal year 2018 compared to prior periods primarily due to the sale of Bristow Academy on November 1, 2017.
Operating loss and adjusted EBITDA improved for the March 2018 quarter compared to the March 2017 quarter primarily due to a reduction in general and administrative expenses, partially offset by the decline in revenue discussed above. Operating loss for fiscal years 2018 and 2017 was most significantly impacted by $1.2 million and $7.6 million, respectively, of inventory impairment charges and a reduction in general and administrative expenses, partially offset by the decline in revenue. Adjusted EBITDA decreased year-over-year primarily due to foreign currency transaction losses of $4.4 million for fiscal year 2018 versus foreign currency transaction gains of $14.5 million for fiscal year 2017. This change in foreign currency impacts was partially offset by overall cost reduction activities that decreased general and administrative expenses as discussed above.
During fiscal years 2018 and 2017, we recorded $9.5 million and $10.9 million, respectively, related to organizational restructuring costs, which along with the inventory impairment charges discussed above, are excluded from adjusted EBITDA.
FY 2019 GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 24, 2018 to review financial results for the fiscal year 2018 fourth quarter and year ended March 31, 2018. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2018 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days.

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance, to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2017 and annual report on Form 10-K for the fiscal year ended March 31, 2017. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622

Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Fourth Quarter		Full Year
	FY2018	FY2017	FY2018	FY2017

Gross revenue:
Operating revenue from non-affiliates	$325,640	$306,595	$1,317,295	$1,276,374
Operating revenue from affiliates	15,535	17,056	67,129	71,476
Reimbursable revenue from non-affiliates	17,267	12,543	60,538	52,652
	358,442	336,194	1,444,962	1,400,502

Operating expense:
Direct cost	281,040	272,468	1,123,168	1,103,984
Reimbursable expense	16,981	12,217	59,346	50,313
Depreciation and amortization	29,923	25,694	124,042	118,748
General and administrative	46,292	46,089	184,987	195,367
	374,236	356,468	1,491,543	1,468,412

Loss on impairment	(90,208)	—	(91,400)	(16,278)
Loss on disposal of assets	(5,177)	(1,422)	(17,595)	(14,499)
Earnings from unconsolidated affiliates, net of losses	3,344	2,168	6,738	6,945

Operating loss	(107,835)	(19,528)	(148,838)	(91,742)
Interest expense, net	(23,383)	(15,386)	(77,060)	(49,919)
Other income (expense), net	(3,223)	(1,123)	(3,076)	(2,641)
Loss before benefit (provision) for income taxes	(134,441)	(36,037)	(228,974)	(144,302)
Benefit (provision) for income taxes	33,437	(43,626)	30,891	(32,588)
Net loss	(101,004)	(79,663)	(198,083)	(176,890)
Net loss attributable to noncontrolling interests	103	1,623	2,425	6,354
Net loss attributable to Bristow Group	$(100,901)	$(78,040)	$(195,658)	$(170,536)

Loss per common share:
Basic	$(2.84)	$(2.22)	$(5.54)	$(4.87)
Diluted	$(2.84)	$(2.22)	$(5.54)	$(4.87)

Non-GAAP measures:
Adjusted EBITDA	$22,882	$3,687	$105,427	$71,084
Adjusted EBITDA margin	6.7%	1.1%	7.6%	5.3%
Adjusted net loss	$(17,038)	$(40,302)	$(75,007)	$(74,525)
Adjusted diluted loss per share	$(0.48)	$(1.15)	$(2.13)	$(2.13)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$380,223	$96,656
Accounts receivable from non-affiliates	233,386	198,129
Accounts receivable from affiliates	13,594	8,786
Inventories	129,614	124,911
Assets held for sale	30,348	38,246
Prepaid expenses and other current assets	47,234	41,143
Total current assets	834,399	507,871
Investment in unconsolidated affiliates	126,170	210,162
Property and equipment – at cost:
Land and buildings	250,040	231,448
Aircraft and equipment	2,511,131	2,622,701
	2,761,171	2,854,149
Less – Accumulated depreciation and amortization	(693,151)	(599,785)
	2,068,020	2,254,364
Goodwill	19,907	19,798
Other assets	116,506	121,652
Total assets	$3,165,002	$3,113,847

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$101,270	$98,215
Accrued wages, benefits and related taxes	62,385	59,077
Income taxes payable	8,453	15,145
Other accrued taxes	7,378	9,611
Deferred revenue	15,833	19,911
Accrued maintenance and repairs	28,555	22,914
Accrued interest	16,345	12,909
Other accrued liabilities	65,978	46,679
Deferred taxes	—	830
Short-term borrowings and current maturities of long-term debt	56,700	131,063
Total current liabilities	362,897	416,354
Long-term debt, less current maturities	1,429,834	1,150,956
Accrued pension liabilities	37,034	61,647
Other liabilities and deferred credits	36,952	28,899
Deferred taxes	115,192	154,873
Redeemable noncontrolling interest	—	6,886
Stockholders’ investment:
Common stock	382	379
Additional paid-in capital	852,565	809,995
Retained earnings	793,783	991,906
Accumulated other comprehensive loss	(286,094)	(328,277)
Treasury shares, at cost	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,175,840	1,289,207
Noncontrolling interests	7,253	5,025
Total stockholders’ investment	1,183,093	1,294,232
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$3,165,002	$3,113,847

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Full Year
	FY2018	FY2017
Cash flows from operating activities:
Net loss	$(198,083)	$(176,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	124,042	118,748
Deferred income taxes	(49,334)	15,720
Write-off of deferred financing fees	2,969	923
Discount amortization on long-term debt	1,701	1,606
Loss on disposal of assets	17,595	14,499
Loss on impairment	91,400	16,278
Deferral of lease payments	3,991	—
Stock-based compensation	10,436	12,352
Equity in earnings from unconsolidated affiliates in excess of dividends received	(3,780)	(4,438)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(32,459)	23,759
Inventories	(2,154)	(1,958)
Prepaid expenses and other assets	11,913	1,267
Accounts payable	(3,385)	15,052
Accrued liabilities	6,070	(19,713)
Other liabilities and deferred credits	(466)	(5,668)
Net cash provided by (used in) operating activities	(19,544)	11,537
Cash flows from investing activities:
Capital expenditures	(46,287)	(135,110)
Proceeds from asset dispositions	48,740	18,471
Proceeds from OEM cost recoveries	94,463	—
Deposit received on aircraft held for sale	—	290
Net cash provided by (used in) investing activities	96,916	(116,349)
Cash flows from financing activities:
Proceeds from borrowings	896,874	708,267
Payment of contingent consideration	—	(10,000)
Debt issuance costs	(20,560)	(8,010)
Repayment of debt and debt redemption premiums	(671,567)	(570,328)
Purchase of 4½% Convertible Senior Notes call option	(40,393)	—
Proceeds from issuance of warrants	30,259	—
Partial prepayment of put/call obligation	(49)	(49)
Dividends paid to noncontrolling interest	(331)	(2,533)
Common stock dividends paid	(2,465)	(9,831)
Repurchases for tax withholdings on vesting of equity awards	(2,740)	(835)
Net cash provided by financing activities	189,028	106,681
Effect of exchange rate changes on cash and cash equivalents	17,167	(9,523)
Net increase (decrease) in cash and cash equivalents	283,567	(7,654)
Cash and cash equivalents at beginning of period	96,656	104,310
Cash and cash equivalents at end of period	$380,223	$96,656

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Fourth Quarter		Full Year
	FY2018	FY2017	FY2018	FY2017
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,347	20,203	91,109	85,906
Africa	6,645	6,704	29,206	29,573
Americas	7,887	6,151	31,697	23,655
Asia Pacific	6,326	6,359	26,317	26,118
Consolidated	43,205	39,417	178,329	165,252

Operating revenue:
Europe Caspian	$194,429	$162,511	$765,412	$710,581
Africa	45,307	47,049	191,830	200,104
Americas	57,480	51,966	236,364	220,544
Asia Pacific	47,825	62,628	201,190	217,772
Corporate and other	393	2,452	4,305	10,369
Intra-region eliminations	(4,259)	(2,955)	(14,677)	(11,520)
Consolidated	$341,175	$323,651	$1,384,424	$1,347,850

Operating income (loss):
Europe Caspian	$3,164	$(4,628)	$22,774	$13,840
Africa	3,973	10,225	32,326	30,179
Americas	(84,592)	(1,566)	(73,057)	4,224
Asia Pacific	(4,916)	3,610	(24,290)	(20,870)
Corporate and other	(20,287)	(25,747)	(88,996)	(104,616)
Loss on disposal of assets	(5,177)	(1,422)	(17,595)	(14,499)
Consolidated	$(107,835)	$(19,528)	$(148,838)	$(91,742)

Operating margin:
Europe Caspian	1.6%	(2.8)%	3.0%	1.9%
Africa	8.8%	21.7%	16.9%	15.1%
Americas	(147.2)%	(3.0)%	(30.9)%	1.9%
Asia Pacific	(10.3)%	5.8%	(12.1)%	(9.6)%
Consolidated	(31.6)%	(6.0)%	(10.8)%	(6.8)%

Adjusted EBITDA:
Europe Caspian	$22,787	$1,890	$81,503	$45,163
Africa	12,213	12,203	52,419	51,553
Americas	7,580	5,635	41,010	39,952
Asia Pacific	(1,926)	5,487	(1,424)	(5,026)
Corporate and other	(17,772)	(21,528)	(68,081)	(60,558)
Consolidated	$22,882	$3,687	$105,427	$71,084

Adjusted EBITDA margin:
Europe Caspian	11.7%	1.2%	10.6%	6.4%
Africa	27.0%	25.9%	27.3%	25.8%
Americas	13.2%	10.8%	17.4%	18.1%
Asia Pacific	(4.0)%	8.8%	(0.7)%	(2.3)%
Consolidated	6.7%	1.1%	7.6%	5.3%

	Fourth Quarter		Full Year
	FY2018	FY2017	FY2018	FY2017
Depreciation and amortization:
Europe Caspian	$12,065	$5,917	$48,854	$39,511
Africa	3,375	3,984	13,705	16,664
Americas	6,562	7,058	27,468	32,727
Asia Pacific	4,348	5,505	19,695	19,091
Corporate and other	3,573	3,230	14,320	10,755
Consolidated	$29,923	$25,694	$124,042	$118,748

Rent expense:
Europe Caspian	$31,355	$34,065	$134,158	$134,072
Africa	2,133	2,000	8,557	8,101
Americas	6,440	6,757	24,920	23,015
Asia Pacific	8,552	10,956	32,908	39,759
Corporate and other	1,692	1,940	8,148	7,661
Consolidated	$50,172	$55,718	$208,691	$212,608

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of March 31, 2018
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of FY2018 Operating Revenue	Helicopters
		Small	Medium	Large	Fixed Wing (1)	Total (2)(3)	Unconsolidated Affiliates (4)
								Total
Europe Caspian	55%	—	16	82	34	132	—	132
Africa	14%	9	28	4	4	45	48	93
Americas	17%	16	41	16	—	73	62	135
Asia Pacific	14%	—	10	21	14	45	—	45
Total	100%	25	95	123	52	295	110	405

Aircraft not currently in fleet: (5)
On order		—	—	27	—	27
Under option		—	—	4	—	4
_______________

(1)
Includes 34 fixed wing aircraft operated by Eastern Airways that are included in the Europe Caspian region, three fixed wing aircraft for which Eastern Airways provides technical support in our Africa region and 14 fixed wing aircraft operated by Airnorth that are included in the Asia Pacific region.

(2)	Includes 11 aircraft held for sale and 105 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	2	—	—	2
Africa	—	3	—	1	4
Americas	—	4	—	—	4
Asia Pacific	—	—	—	1	1
Total	—	9	—	2	11

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	6	42	15	63
Africa	—	1	2	2	5
Americas	3	14	6	—	23
Asia Pacific	—	3	7	4	14
Total	3	24	57	21	105

(3)	The average age of our fleet, excluding training aircraft, was nine years as of March 31, 2018.

(4)
The 110 aircraft operated by our unconsolidated affiliates do not include those aircraft leased to us. Includes 41 helicopters (primarily medium) and 20 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region, 41 helicopters and seven fixed wing aircraft owned by Petroleum Air Services, which is included in our Africa region, and one helicopter operated by Cougar, our unconsolidated affiliate in Canada, which is included in our Americas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY 2019 GUIDANCE

FY 2019 guidance as of March 31, 2018 (1)
	Operating revenue [2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$825M - $925M	~$20M - $50M	~$115M - $125M
U.K. SAR	~$230M - $240M	~$70M - $80M	~$45M - $50M
Eastern	~$90M - $100M	~$(5M) - $0M	~$10M - $12M
Airnorth	~$80M - $90M	~$5M - $10M	~$8M - $10M
Total	~$1.25B - $1.35B	~$90M - $140M	~$185M - $195M

G&A expense	~$150M - $170M
Depreciation expense	~$115M - $125M
Total aircraft rent [4]	~$160M - $165M
Total non-aircraft rent [4]	~$25M - $30M
Interest expense	~$100M - $110M
Non-aircraft capex	~$25M annually
Aircraft sale proceeds	~$15M annually
_____________

(1)	FY 2019 guidance assumes foreign exchange rates as of March 31, 2018.

(2)	Operating revenue, adjusted EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
Adjusted EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. Adjusted EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to adjusted EBITDA is net income (loss), which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Unaudited)

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Fourth Quarter		Full Year
	FY2018	FY2017	FY2018	FY2017

	(In thousands, except per share amounts and percentages)
Net loss	$(101,004)	$(79,663)	$(198,083)	$(176,890)
Loss on disposal of assets	5,177	1,422	17,595	14,499
Special items	98,675	(3,084)	115,027	31,277
Depreciation and amortization	29,923	25,694	124,042	118,748
Interest expense	23,548	15,692	77,737	50,862
Provision (benefit) for income taxes	(33,437)	43,626	(30,891)	32,588
Adjusted EBITDA	$22,882	$3,687	$105,427	$71,084

Benefit (provision) for income taxes	$33,437	(43,626)	$30,891	$(32,588)
Tax provision (benefit) on loss on disposal of asset	34,882	(618)	42,943	(6,476)
Tax provision (benefit) on special items	(56,729)	38,923	(58,016)	49,342
Adjusted benefit (provision) for income taxes	$11,590	$(5,321)	$15,818	$10,278

Effective tax rate (1)	24.9%	(121.1)%	13.5%	(22.6)%
Adjusted effective tax rate (1)	40.3%	(14.5)%	17.0%	11.7%

Net loss attributable to Bristow Group	$(100,901)	$(78,040)	$(195,658)	$(170,536)
Loss on disposal of assets	40,059	804	60,538	8,023
Special items	43,804	36,934	60,113	87,988
Adjusted net loss	$(17,038)	$(40,302)	$(75,007)	$(74,525)

Diluted loss per share	$(2.84)	$(2.22)	$(5.54)	$(4.87)
Loss on disposal of assets	1.13	0.02	1.72	0.23
Special items	1.23	1.05	1.70	2.51
Adjusted diluted loss per share	(0.48)	(1.15)	(2.13)	(2.13)
_______________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income taxes by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income taxes by adjusted pretax net income. Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

	Three Months Ended March 31, 2018
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Loss on impairment (1)	$90,208	$62,406	$1.76
Organizational restructuring costs (2)	8,467	5,959	0.17
Tax items (3)	—	(25,833)	(0.73)
Early extinguishment of debt (4)	—	1,272	0.04
Total special items	$98,675	$43,804	1.23

	Three Months Ended March 31, 2017
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (2)	$2,814	$2,071	$0.06
Additional depreciation expense resulting from fleet changes (5)	—	712	0.02
Reversal of Airnorth contingent consideration (6)	(5,898)	(5,898)	(0.17)
Tax items (3)	—	40,049	1.14
Total special items	$(3,084)	$36,934	1.05

	Fiscal Year Ended March 31, 2018
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Loss on impairment (1)	$91,400	$63,222	$1.79
Organizational restructuring costs (2)	23,627	17,633	0.50
Tax items (3)	—	(22,865)	(0.65)
Early extinguishment of debt (4)	—	2,123	0.06
Total special items	$115,027	$60,113	1.70

	Fiscal Year Ended March 31, 2017
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (2)	$20,897	$14,998	$0.43
Loss on impairment (1)	16,278	12,566	0.35
Additional depreciation expense resulting from fleet changes (5)	—	6,843	0.19
Reversal of Airnorth contingent consideration (6)	(5,898)	(5,898)	(0.17)
Tax items (3)	—	59,479	1.70
Total special items	$31,277	$87,988	2.51

_______________

(1)
Loss on impairment related to investment in unconsolidated affiliates for Líder in Brazil and inventories for the March 2018 quarter and fiscal year 2018, and inventories and Eastern Airways goodwill impairment for fiscal year 2017.

(2)
Organizational restructuring costs include severance expense related to separation programs across our global organization designed to increase efficiency and cut costs as well other restructuring costs.

(3)
Relates to a one-time non-cash tax effect from the true-up of the one-time transition tax on the repatriation of foreign earnings under the Act and net reversal of valuation allowances on deferred tax assets, partially offset by expense related to the true-up of the revaluation of net deferred tax liabilities to a lower tax rate resulting from the Act for the March 2018 quarter. Relates to a one-time non-cash tax benefit related to the revaluation of net deferred tax liabilities to a lower tax rate as a result of the Act and net reversal of valuation allowances on deferred tax assets, partially offset by the impact of the one-time transition tax on the repatriation of foreign earnings under the Act and a one-time non-cash tax expense from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions for fiscal year 2018. Relates to a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions for the March 2017 quarter and fiscal year 2017 and non-cash adjustments related to the valuation of deferred tax assets for all periods presented.

(4)	Relates to discount and deferred financing fee write-offs related to early extinguishment of debt.

(5)	Relates to additional depreciation expense due to fleet changes impacting the depreciable lives of certain aircraft.

(6)	Relates to reversal of contingent consideration related to the Airnorth acquisition.